DELTA APPAREL, INC.
                               BOARD OF DIRECTORS
                             RESOLUTIONS RESPECTING
                               AMENDMENT OF BYLAWS

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     The Board of  Directors  (the  "Board") of Delta  Apparel,  Inc., a Georgia
corporation (the "Company"),  does hereby adopt the following resolutions of the
Board:

     WHEREAS, the Board believes that it is in the best interest of the Company and its shareholders to amend the Company's bylaws (the "Bylaws") to provide an orderly method for the submission of shareholder proposals to the Company's annual meeting of shareholders and an orderly method for the submission of any proposals to special meetings of the Company's shareholders so that the Company's shareholders may make informed and carefully-considered decisions as to whether to adopt or reject such proposals;

     NOW THEREFORE, the Board hereby adopts the following resolutions:

     RESOLVED, that Section 2.2 of the Bylaws is hereby amended by adding the following sentence to the end of such Section 2.2:

     Only such business shall be conducted at a special shareholder meeting as shall have been brought before such meeting pursuant to the Corporation's notice of meeting given in accordance with Section 2.3.

     RESOLVED,  that the  Bylaws are  hereby  amended  by adding  the  following
Section 2.14:

     2.14 Procedures for Submission of Shareholder Proposals at Annual Meeting.

     (a) At any annual meeting of the shareholders of the Corporation, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board of directors or (ii) by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 2.14.

     (b) For business properly to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for shareholder action.

          (1) To be timely, a shareholder's notice must be personally delivered to or mailed, postage prepaid, and received at the principal executive offices of the Corporation not later than 120 days prior to the

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     first  anniversary date of the immediately  preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting shall be given or made to stockholders, whichever date shall be earlier.

          (2) To be in proper written form, a shareholder's notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting:

               (i) a description of such item of business, the reasons for conducting it at such meeting and, in the event that such item of business shall include a proposal to amend either the Articles of Incorporation or these Bylaws, the text of the proposed amendment;

               (ii) the name and address of the shareholder proposing such item of business, as they appear on the Corporation's books, and the beneficial owner, if any, on whose behalf the proposal is made;

               (iii) the class and number of shares held of record, beneficially owned and represented by proxy by such shareholder as of the record date for the meeting (if such a date has been established) and as of the date of such notice, the name in which those shares are registered and a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such item of business;

               (iv) any material interest of the shareholder in such item of business;

               (v) a description of all arrangements and understandings between the shareholder and any other person or persons (naming such person or persons) pursuant to which the proposal is made by the shareholder; and

               (vi) such other information as the Corporation shall reasonably request.

     (c) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.14. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
Section 2.14, and, if he should so determine, he shall so declare to the


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meeting, and any such business not properly brought before the meeting shall not be transacted.

     (d) Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14.

     RESOLVED, that the Company shall cause to performed all such acts as shall be necessary or advisable in order to accomplish the purposes of these resolutions.

     RESOLVED, that the officers of the Company, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any notices of the amendment of the Bylaws provided herein required to be filed by applicable law or rules with any governmental or regulatory agency and any stock market, stock exchange or other self regulatory organization on which the Company's securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company's obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board's approval thereof.

     RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby ratified.

     RESOLVED, that the Secretary or any Assistant Secretary of the Company is authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

     RESOLVED, that these resolutions supersede any prior resolutions of this Board, if any, that are inconsistent with these resolutions.

Adopted January 20th, 2000.


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